PROSPECTUS SUPPLEMENT                         FILED PURSUANT TO RULE 424(b)(3)
                                              REGISTRATION STATEMENT ON FORM S-4
                                              (FILE NO. 333-34897)


                               1,500,000 Shares

                           CAREY INTERNATIONAL, INC.

                                 COMMON STOCK
                           ------------------------

     This Prospectus Supplement (the "Supplement") supplements Carey International, Inc.'s Prospectus dated February 28, 1998 (the "Prospectus") that forms a part of its Registration Statement on Form S-4 (File No. 333-34897), as amended to date, by providing the Company's results of operations for the three-month period ended February 28, 1998, together with comparable results for the three-month period ended February 28, 1997. This information is derived from unaudited financial statements that reflect, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the information for the periods presented. The operating results for the period ended February 28, 1998 are not necessarily indicative of results to be expected for the year ended November 30, 1998 or any future period. This Supplement should be read in conjunction with the Prospectus. Capitalized terms used but not defined in this Supplement shall have the meanings given them in the Prospectus. For a more detailed description of the Company's results of operations for the three-month period ended February 28, 1998 (including footnote disclosure in connection therewith), reference is made to the Company's Quarterly Report on Form 10-Q filed with the Commission on April 14, 1998.





                     [See operating results on next page.]





           The date of this Prospectus Supplement is April 16, 1998.

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                           CAREY INTERNATIONAL, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                         Three months ended February 28,
                                                         -------------------------------
                                                            1997                1998
                                                            ----                ----
                                                                  (Unaudited)
Revenue, net..........................................  $15,594,829         $23,650,588
Cost of revenue.......................................   10,468,948          16,176,915
                                                        -----------         -----------
      Gross profit....................................    5,125,881           7,473,673
Selling, general and administrative expense...........    4,214,347           5,848,261
                                                        -----------         -----------
      Operating income................................      911,534           1,625,412
Other income (expense):
  Interest expense....................................     (428,380)           (114,420)
  Interest income.....................................       29,819              54,794
  Gain on sales of fixed assets.......................      121,479              32,198
                                                        -----------         -----------
Income before provision for income taxes..............      634,452           1,597,984
Provision for income taxes............................      268,741             680,741
                                                        -----------         -----------
Net income............................................  $   365,711         $   917,243
                                                        ===========         ===========
Net income per common share - basic/1/................  $      0.27         $      0.12
                                                        ===========         ===========
Net income per common share - diluted/1/..............  $      0.11         $      0.11
                                                        ===========         ===========
Weighted average common shares used in computing
  net income per common share - basic/1/..............    1,377,556           7,651,953
                                                        ===========         ===========
Weighted average common shares used in computing
  net income per common share - diluted/1/............    4,086,211           8,064,323
                                                        ===========         ===========
Pro forma net income per common share - basic/2/......  $      0.12
                                                        ===========
Pro forma net income per common share - diluted/2/....  $      0.11
                                                        ===========
Pro forma weighted average common shares used in
  computing net income per common share - basic/2/....    3,877,351
                                                        ===========
Pro forma weighted average common shares used in
  computing net income per common share -
  diluted/2/..........................................    4,172,214
                                                        ===========

/1/   Basic net income per common share has been computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted net income per common share has been computed by dividing net income by the weighted average number of common shares outstanding plus an assumed increase in common shares outstanding for dilutive securities. Dilutive securities consist of convertible securities which are dilutive, preferred stock, and options and warrants to acquire Common Stock for a specified price and for which the dilutive effect is measured using the treasury method.

/2/   The Company has recalculated historical weighted average common shares outstanding and net income per common share to give effect to a recapitalization effected by the Company during fiscal 1997.